SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of earliest event reported: September 1, 2004

Nuvelo, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-22873	36-3855489
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

675 Almanor Avenue, Sunnyvale, California 94085

(Address of Principal Executive Offices) (Zip Code)

(408) 215-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre- commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.

On September 1, 2004, we entered into a Loan and Security Agreement, or Loan Agreement, with Silicon Valley Bank that provides us with a $4,000,000 revolving credit line and a $6,000,000 term loan facility and grants Silicon Valley Bank a security interest over certain of our assets, excluding intellectual property. As a condition precedent to the Loan Agreement, we agreed, among other things, to certain covenants and reporting requirements. The proceeds of the revolving credit line will be used solely for our working capital and other general business requirements and will replace an existing letter of credit issued to us by George Rathmann, our chairman, for our facility at 985 Almanor Ave. The proceeds of the initial term loan will be used solely to repay amounts owing to AMB Property, LP. The proceeds of all other term loans may be used for our working capital or other general business requirements. As of the date of this Current Report on Form 8-K, we have not yet incurred any indebtedness under this credit line and term loan facility. Our term loan borrowings under the new loan facility shall bear interest at a fixed rate per annum equal to the 36-month Treasury Rate in effect on the funding date plus three and one-quarter percent (3.25%), and, in any event, shall not be less than 6.43% per annum. Our revolving credit borrowings shall bear interest at Silicon Valley Bank’s prime rate in effect from time to time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nuvelo, Inc. (Registrant)

	By:	/s/ Lee Bendekgey
Lee Bendekgey
Senior Vice President, Chief Financial Officer and General Counsel

Dated: September 7, 2004